Exhibit 10.2

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”) is made as of the 4th day of May, 2015 by and among Regado Biosciences, Inc (which name will be changed to Tobira Therapeutics, Inc. upon the Closing of the Merger, each as defined below), a Delaware corporation (the “Company”), and the Investors set forth on the signature pages affixed hereto (each, including its successors and assigns, an “Investor” and collectively, the “Investors”).

Recitals

A. Reference is made to that certain Agreement and Plan of Merger and Reorganization, dated January 14, 2015 and as amended January 23, 2015, by and among the Tobira Therapeutics, Inc. (“Tobira”), the Company, Landmark Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of the Company, and with respect to Section 5.14 thereto, Brett Ahrens, as Company Stockholders’ Agent (the “Merger Agreement”), pursuant to which Landmark Merger Sub Inc. will merge with and into Tobira with Tobira remaining as the surviving entity after the merger and a wholly owned subsidiary of the Company (the “Merger”). After completion of the Merger, the surviving entity will change its legal name to “Tobira Development, Inc.” and the Company will change its legal name to “Tobira Therapeutics, Inc.”

B. The Company and the Investors are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(2) of the Securities Act of 1933, as amended (the “1933 Act”), and the provisions of Regulation D (“Regulation D”) or other applicable exemptions from registration, as promulgated by the U.S. Securities and Exchange Commission (the “SEC”) under the 1933 Act;

C. Immediately following the closing of the Merger, the Investors wish to purchase, severally but not jointly, from the Company, and the Company wishes to sell and issue to the Investors, upon the terms and conditions stated in this Agreement, an aggregate number of shares of the Company’s Common Stock described below, par value $0.001 per share (together with any securities into which such shares may, following Closing, be reclassified, whether by merger, charter amendment or otherwise, the “Common Stock”), at a purchase price equal to $10.62 per share; provided that, for the avoidance of doubt, all share numbers and prices referenced in this Agreement are subsequent to the 9 for 1 reverse split that is anticipated to take effect on or about May 4, 2015 (the “Reverse Split”); and

D. Contemporaneous with the execution and delivery of this Agreement, the parties hereto will execute and deliver a Registration Rights Agreement, in the form attached hereto as Exhibit B (the “Registration Rights Agreement”), pursuant to which the Company will agree to provide certain registration rights with respect to the Common Stock under the 1933 Act and the rules and regulations promulgated thereunder, and applicable state securities laws.

E. Capitalized terms used in but not defined here have the meanings ascribed to them in the Merger Agreement.

In consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. In addition to those terms defined above and elsewhere in this Agreement, for the purposes of this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly through one or more intermediaries Controls, is controlled by, or is under common Control with, such Person.

“Business Day” means any day, other than a Saturday or Sunday, on which banks in New York City are open for the general transaction of business.

“Capital Stock” means, collectively, the Company’s Common Stock and Preferred Stock.

“Company’s Knowledge” means the actual knowledge of the executive officers (as defined in Rule 405 under the 1933 Act) of the Company.

“Contract” means any written agreement, contract, subcontract, lease, understanding, arrangement, instrument, note, option, warranty, purchase Order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature

“Control” (including the terms “controlling”, “controlled by” or “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Effective Time” shall have the meaning provided for in the Merger Agreement.

“Insider” means each director, executive officer, other officer of the Company participating in the offering, any beneficial owner of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power, and any promoter connected with the Company in any capacity on the date hereof.

“Legal Requirements” mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any governmental agency or body.

“Material Adverse Effect” means a material adverse effect on (i) the assets, results of operations, financial condition or business of the Company and its Subsidiaries taken as a whole, or (ii) the ability of the Company to perform its obligations under the Transaction Documents; provided that any of the following, either alone or in combination, shall not be deemed a Material Adverse Effect: (a) effects caused by changes or circumstances affecting general market conditions in the U.S. economy or which are generally applicable to the industry in which the Company operates; (b) effects resulting from or relating to the announcement or disclosure of the sale of the Shares or other transactions contemplated by this Agreement; or (c) effects caused by any event, occurrence or condition resulting from or relating to the taking of any action in accordance with this Agreement.

“Order” means any order, writ, injunction, judgment or decree.

“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

“Purchase Price” means Twenty-Seven Million Dollars ($27,000,000.00).

“Registration Statement” has the meaning set forth in the Registration Rights Agreement.

“Required Investors” means (i) prior to Closing the Investors who, together with their Affiliates, have agreed to purchase a majority of the Shares to be sold hereunder and (ii) from and after the Closing the Investors beneficially owning (calculated in accordance with Rule 13d-3 under the 1934 Act) a majority of the aggregate outstanding Shares.

“SEC Filings” has the meaning set forth in Section 4.6.

“Shares” means the shares of Common Stock being purchased by the Investors hereunder.

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person. For clarity, for purposes of this Agreement Tobira shall be considered a Subsidiary of the Company.

“Transaction Documents” means this Agreement and the Registration Rights Agreement.

“1934 Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

2. Purchase and Sale of the Shares. Subject to the terms and conditions of this Agreement, on the Closing Date, each of the Investors shall severally, and not jointly, purchase, and the Company shall sell and issue to the Investors, the Shares as set forth beside such Investors name on Schedule A. Except as may otherwise be agreed to among the Company and one or more of the Investors, on or prior to the Business Day immediately prior to the Closing Date (as defined below), each Investor shall cause a wire transfer in same day funds to be sent to Cooley LLP for the benefit of the Company (in accordance with instructions provided to the Investors), in an amount representing such portion of the Purchase Price as set forth on Schedule A to this Agreement.

3. Closing. The equity investments contemplated hereby will occur immediately after and on the same day as the Effective Time of the Merger. The closing of the purchase and sale of the Shares (the “Closing”) shall take place at the offices of Gunderson Dettmer Stough, Villeneuve Franklin & Hachigian LLP, 1200 Seaport Blvd., Redwood City, CA 94063, or at such other location and on such other date as the Company and the Investors shall mutually agree. The date on which the Closing occurs is hereinafter referred to as the “Closing Date.” Upon confirmation that the conditions to Closing specified herein have been satisfied or duly waived, the Company shall, within three (3) Business Days after the Closing, deliver to each Investor a certificate or certificates (or such other applicable evidence of ownership), registered in such name or names as such Investor may designate on Schedule A, representing the Shares purchased by such Investor hereunder.

4. Representations and Warranties of the Company. The Company hereby represents and warrants to the Investors that, except as set forth in the schedules delivered herewith (collectively, the “Disclosure Schedules”) or as disclosed in the SEC Filings:

4.1 Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now conducted and to own or lease its properties. Each of the Company and its Subsidiaries is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property makes such qualification or leasing necessary unless the failure to so qualify does not have and would not reasonably be expected to have a Material Adverse Effect.

4.2 Authorization. The Company has the requisite corporate power and authority and has taken, or will take prior to the Closing, all requisite action on the part of the Company, its officers, directors and stockholders necessary for (i) the authorization, execution and delivery of the Transaction Documents, (ii) the authorization of the performance of all obligations of the Company hereunder or thereunder, and (iii) the authorization, issuance (or reservation for issuance) and delivery of the Shares. The Transaction Documents constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally and to general equitable principles and except as rights to indemnity and contribution may be limited by state or federal securities laws or public policy.

4.3 Capitalization.

(a) The authorized capital stock of Company consists of 500,000,000 shares of Common Stock, of which 33,609,211 shares are issued and outstanding as of the Closing of the Merger, and 1,000,000 shares of Series F Convertible Preferred Stock, par value $0.001 per share (“Preferred Stock”), of which 10,000 shares are issued and outstanding as of the close of business on the day prior to the date hereof. No shares of capital stock are held in

Company’s treasury. All outstanding shares of Company’s Common Stock and Preferred Stock are duly authorized, validly issued, fully paid and non-assessable and were issued in compliance with all applicable federal and state securities laws.

(b) As of the date of this Agreement, the Company had reserved an aggregate of 5,416,864 shares of Common Stock, net of exercises, for issuance to employees, consultants and non-employee directors pursuant to the Stock Option Plans, under which options were outstanding for an aggregate of 4,973,335 shares, and 9,356 shares of Common Stock, net of exercises, were reserved for issuance to holders of warrants to purchase Common Stock upon their exercise. All shares of Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and non-assessable.

(c) Except as set forth in Part 4.3 of the Company Disclosure Schedule: (i) none of the outstanding shares of Capital Stock are entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of Capital Stock are subject to any right of first refusal in favor of the Company; (iii) there are no outstanding bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries having a right to vote on any matters on which the stockholders of Company have a right to vote; (iv) there is no Contract to which the Company or any of its Subsidiaries are a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Capital Stock. Neither the Company nor any of its Subsidiaries is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Capital Stock or other securities.

4.4 Valid Issuance. The Shares have been duly and validly authorized and, when issued and paid for pursuant to this Agreement, will be validly issued, fully paid and nonassessable, and shall be free and clear of all encumbrances and restrictions (other than those created by the Investors), except for restrictions on transfer set forth in the Transaction Documents or imposed by applicable securities laws.

4.5 Consents. The execution, delivery and performance by the Company of the Transaction Documents and the offer, issuance and sale of the Shares require no consent of, action by or in respect of, or filing with, any Person, governmental body, agency, or official other than those that have been made or obtained prior to the date of this Agreement and post-sale filings pursuant to applicable state and federal securities laws which the Company undertakes to file within the applicable time periods.

4.6 SEC Filings; Business. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by it under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the 12 months preceding the date hereof (or such shorter period as the Company was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Filings.” The SEC Filings are the only filings required of the Company pursuant to the 1934 Act for such period and have been timely filed as required pursuant to the 1934 Act, except where the failure to file on a timely basis would not have or reasonably be expected to result in a Material Adverse Effect. The Company and its Subsidiaries are engaged in all material respects only in the business described in the SEC Filings and the SEC Filings contain a complete and accurate description in all material respects of the business of the Company and its Subsidiaries, taken as a whole.

4.7 No Material Adverse Change. Since December 31, 2014, except for the Merger, as identified and described in the SEC Filings or as described on Schedule 4.7 there has not been:

(i) any change in the consolidated assets, liabilities, financial condition or operating results of the Company from that reflected in the financial statements included in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, except for changes in the ordinary course of business which have not had and would not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate;

(ii) any declaration or payment of any dividend, or any authorization or payment of any distribution, on any of the capital stock of the Company, or any redemption or repurchase of any securities of the Company;

(iii) any waiver, not in the ordinary course of business, by the Company or any of its Subsidiaries of a material right or of a material debt owed to it;

(iv) any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Company or its Subsidiaries, except in the ordinary course of business and which is not material to the assets, properties, financial condition, operating results or business of the Company and its Subsidiaries taken as a whole (as such business is presently conducted and as it is presently proposed to be conducted);

(v) any change or amendment to the Company’s Certificate of Incorporation or Bylaws, or material change to, or waiver of any material right under, any material contract or arrangement by which the Company or any of its Subsidiaries is bound or to which any of their respective assets or properties is subject;

(vi) any material transaction entered into by the Company or its Subsidiaries other than in the ordinary course of business;

(vii) the loss of the services of any key employee, or material change in the composition or duties of the senior management of the Company or its Subsidiaries; or

(viii) any other event or condition of any character that has or would reasonably be expected to have a Material Adverse Effect.

4.8 SEC Filings.

(a) At the time of filing thereof, or to the extent corrected by a subsequent restatement, the SEC Filings complied as to form in all material respects with the requirements of the 1934 Act and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b) Each registration statement and any amendment thereto filed by the Company since January 1, 2015 pursuant to the 1933 Act and the rules and regulations thereunder, as of the date such statement or amendment became effective, complied as to form in all material respects with the 1933 Act and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not misleading; and each prospectus filed pursuant to Rule 424(b) under the 1933 Act, as of its issue date and as of the closing of any sale of securities pursuant thereto did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

4.9 No Conflict, Breach, Violation or Default. The execution, delivery and performance of the Transaction Documents by the Company and the issuance and sale of the Shares will not (i) conflict with or result in a material breach or material violation of (a) any of the terms and provisions of, or constitute a material default under the Company’s Articles of Incorporation or the Company’s Bylaws, both as in effect as of immediately prior to the Closing (true and complete copies of which have been made available to the Investors through publicly filing with the SEC via the EDGAR system), or (b) any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, in each case having jurisdiction over the Company, any Subsidiary or any of their respective assets or properties, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any lien, encumbrance or other adverse claim upon any of the properties or assets of the Company or any Subsidiary or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any Contract; except in the case of clauses (i)(b) and (ii) such as would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.

4.10 Tax Matters. The Company and each Subsidiary of the Company has (i) accurately and timely prepared and filed all material tax returns required to have been filed by the Company or such Subsidiary with all appropriate governmental agencies, (ii) timely paid all taxes shown thereon or otherwise owed by it, except those being contested in good faith with respect to which adequate reserves have been set aside on the books of the Company and (iii) set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the Company or any of its Subsidiaries by the taxing authority of any jurisdiction.

4.11 Litigation. Except as described on Schedule 4.11, there are no pending actions, suits or proceedings against or affecting the Company, its Subsidiaries or any of its or their properties which would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Neither the Company nor any Subsidiary of the Company, nor any director or officer thereof in his capacity as such, is or since April 29, 2013 has been, the subject of any action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the Company’s Knowledge, there is not pending or threatened, any investigation by the SEC involving the Company or any current or former director or officer of the Company. The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any Subsidiary of the Company under the 1933 Act or the 1934 Act.

4.12 Financial Statements. The financial statements of the Company included in each SEC Filing comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing (or to the extent corrected by a subsequent restatement) and present fairly, in all material respects, the consolidated financial position of the Company as of the dates presented and its consolidated results of operations and cash flows for the periods presented, and such financial statements have been prepared in conformity with United States generally accepted accounting principles applied on a consistent basis (“GAAP”) (except as may be disclosed therein or in the notes thereto, and, in the case of quarterly financial statements, as permitted by Form 10-Q under the 1934 Act).

4.13 Compliance with Listing Requirements. The Common Stock is registered pursuant to Section 12(b) of the 1934 Act and is listed on The NASDAQ Capital Market (the “NASDAQ Capital Market”), and the Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Common Stock under the 1934 Act or removal from listing of the Common Stock from the NASDAQ Capital Market, nor has the Company received any notification that the SEC, the NASDAQ Capital Market or the Financial Industry Regulatory Authority, Inc. is contemplating terminating such registration or quotation. The Company is in compliance in all material respects with the listing and listing maintenance requirements of the NASDAQ Capital Market applicable to it for the continued trading of its Common Stock on the NASDAQ Capital Market.

4.14 No Directed Selling Efforts or General Solicitation. Neither the Company nor any Person acting on its behalf has conducted any general solicitation or general advertising (as those terms are used in Regulation D) in connection with the offer or sale of any of the Shares.

4.15 No Integrated Offering. Assuming the accuracy of the representations and warranties of the Investors set forth in Section 5 hereof, neither the Company nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any Company security or solicited any offers to buy any security, under circumstances that would adversely affect reliance by the Company on Section 4(a)(2) for the exemption from registration for the transactions contemplated hereby or would require registration of the Shares under the 1933 Act.

4.16 Rule 506 Compliance. Assuming the accuracy of the representations and warranties of the Investors set forth in Section 5 hereof, to the Company’s Knowledge, neither the Company nor any Insider, is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the 1933 Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2)(i) or (d)(3) of the 1933 Act. The Company is not disqualified from relying on Rule 506 of Regulation D under the 1933 Act (“Rule 506”) for any of the reasons stated in Rule 506(d) in connection with the issuance and sale of the Shares to the Investors pursuant to this Agreement. The Company has exercised reasonable care, including without limitation, conducting a factual inquiry that is appropriate in light of the circumstances, into whether any such disqualification under Rule 506(d) exists. The Company has furnished to each Investor, a reasonable time prior to the date hereof, a description in writing of any matters relating to the Company, the Insiders, that would have triggered disqualification under Rule 506(d) but which occurred before September 23, 2013, in each case, in compliance with the disclosure requirements of Rule 506(e). The Company has exercised reasonable care, including without limitation, conducting a factual inquiry that is appropriate in light of the circumstances, into whether any such disqualification under Rule 506(d) would have existed and whether any disclosure is required to be made to Investor under Rule 506(e). Any outstanding securities of the Company (of any kind or nature) that were issued in reliance on Rule 506 at any time on or after September 23, 2013 have been issued in compliance with Rule 506(d) and (e).

4.17 Private Placement. Assuming the accuracy of the representations and warranties of the Investors set forth in Section 5, and in reliance thereon, the offer and sale of the Shares to the Investors as contemplated hereby is exempt from the registration requirements of the 1933 Act.

4.18 Shell Company. The Company is not, and was not in the past, an “ineligible issuer” (as defined in Rule 405 promulgated under the Securities Act).

4.19 Use of Form S-3. The Company meets the registration and transaction requirements for use of Form S-3 for the registration of the resale of the Shares by the Investors, subject to the Commission’s guidance and interpretations regarding secondary offerings being considered primary offerings.

5. Representations and Warranties of the Investors. Each Investor hereby severally, and not jointly, represents and warrants to the Company that:

5.1 Organization and Existence. Such Investor is a duly organized, validly existing corporation, limited partnership or limited liability company and in good standing under the laws of the jurisdiction of its organization.

5.2 Authorization. Such Investor has the requisite corporate (or similar) power and authority and has taken, or will take prior to the Closing, all requisite action on the part of such Investor, its officers, directors, members and stockholders necessary for (i) the authorization, execution and delivery of the Transaction Documents and (ii) the authorization of the performance of all obligations of the Investor hereunder or thereunder. The Transaction Documents to which such Investor is a party constitute the legal, valid and binding obligations of the Investor, enforceable against the Investor in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally and to general equitable principles and except as rights to indemnity and contribution may be limited by state or federal securities laws or public policy.

5.3 No Conflict, Breach, Violation or Default. The execution, delivery and performance of the Transaction Documents by such Investor will not (i) conflict with or result in a material breach or material violation of (a) any of the terms and provisions of, or constitute a material default under its organizational documents, as in effect as of immediately prior to the Closing, or (b) any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, in each case having jurisdiction over such Investor or any of its assets or properties, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any lien, encumbrance or other adverse claim upon any of the properties or assets of such Investor or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any material agreement, indenture or instrument to which such Investor is a party; except in the case of clauses (i)(b) and (ii) such as would not, individually or in the aggregate, have or reasonably be expected to result in a material adverse effect on the ability of such Investor to perform its obligations hereunder.

5.4 Purchase Entirely for Own Account. The Shares to be received by such Investor hereunder will be acquired for such Investor’s own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the 1933 Act, and such Investor has no present agreement, understanding or intention of selling, granting any participation in, or otherwise distributing the same in violation of the 1933 Act without prejudice, however, to such Investor’s right at all times to sell or otherwise dispose of all or any part of such Shares in compliance with applicable federal and state securities laws. Nothing contained herein shall be deemed a representation or warranty by such Investor to hold the Shares for any period of time.

5.5 Investment Experience. Such Investor acknowledges that it can bear the economic risk and complete loss of its investment in the Shares and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment contemplated hereby.

5.6 Disclosure of Information. Such Investor has had an opportunity to review all information related to the Company requested by it and to ask questions of and receive answers from the Company regarding the Company, its business and the terms and conditions of the offering of the Shares. Such Investor acknowledges that copies of the SEC Filings have been made available to it, including, without limitation, copies of the definitive proxy statement filed by the Company on March 24, 2015 and the Merger Agreement. Neither such inquiries nor any other due diligence investigation conducted by such Investor shall modify, limit or otherwise affect such Investor’s right to rely on the Company’s representations and warranties contained in this Agreement and the truth, accuracy and completeness thereof. Such Investor has sought such accounting, legal and tax advice as it has considered necessary to make an informed decision with respect to its acquisition of the Shares.

5.7 Restricted Securities. Such Investor understands that the Shares are characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the 1933 Act only in certain limited circumstances. Such Investor understands that except as provided in the Registration Rights Agreement: (i) the Shares have not been and are not being registered under the 1933 Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, (B) such Investor shall have delivered to the Company an opinion of counsel, in a form reasonably acceptable to the Company, to the effect that such Shares to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, or (C) such Investor provides the Company with reasonable assurance that such Shares can be sold, assigned or transferred pursuant to Rule 144 or Rule 144A promulgated under the 1933 Act, as amended, (or a successor rule thereto) (collectively, “Rule 144”); (ii) any sale of the Shares made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of the Shares under circumstances in which the seller (or the Person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder; and (iii) neither the Company nor any other Person is under any obligation to register the Shares under the 1933 Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

5.8 Legends. It is understood that, except as provided below, certificates evidencing the Shares may bear the following or any similar legend:

(a) “The securities represented hereby have not been registered with the Securities and Exchange Commission or the securities commission of any state in reliance upon an exemption from registration under the Securities Act of 1933, as amended, and, accordingly, may not be transferred unless (i) such securities have been registered for sale pursuant to the Securities Act of 1933, as amended, (ii) such securities may be sold pursuant to Rule 144, or (iii) the Company has received an opinion of counsel reasonably satisfactory to it that such transfer may lawfully be made without registration under the Securities Act of 1933, as amended.”

(b) If required by the authorities of any state in connection with the issuance of sale of the Shares, the legend required by such state authority.

5.9 Investor Status. At the time such Investor was offered the Shares, it was, and at the date hereof it is, an “accredited investor” as defined in Rule 501(a) under the 1933 Act. Such Investor is not a registered broker dealer registered under Section 15(a) of the Exchange Act, or a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) or an entity engaged in the business of being a broker dealer. Except as otherwise disclosed in writing to the Company on or prior to the date of this Agreement, such Investor is not affiliated with any broker dealer registered under Section 15(a) of the 1934 Act, or a member of FINRA or an entity engaged in the business of being a broker dealer.

5.10 Reliance on Exemptions. Such Investor understands that the Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and such Investor’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Investor set forth in the Transaction Documents in order to determine the availability of such exemptions and the eligibility of such Investor to acquire the Shares

5.11 No General Solicitation. Such Investor did not learn of the investment in the Shares as a result of any general solicitation or general advertising.

5.12 Brokers and Finders. No Person will have, as a result of the transactions contemplated by the Transaction Documents, any valid right, interest or claim against or upon the Company, any Subsidiary of the Company or any Investor for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of such Investor.

5.13 Prohibited Transactions. Since the earlier of (a) such time as such Investor was first contacted by the Company or any other Person acting on behalf of the Company regarding the transactions contemplated hereby or (b) thirty (30) days prior to the date hereof, neither such Investor nor any Affiliate of such Investor which (x) had knowledge of the transactions contemplated hereby, (y) has or shares discretion relating to such Investor’s investments or trading or information concerning such Investor’s investments, including in respect of the Shares, or (z) is subject to such Investor’s review or input concerning such Affiliate’s investments or trading (collectively, “Trading Affiliates”) has, directly or indirectly, effected or agreed to effect any short sale, whether or not against the box, established any “put equivalent position” (as defined in Rule 16a-1(h) under the 1934 Act) with respect to the Common Stock, granted any other right (including, without limitation, any put or call option) with respect to the Common Stock or with respect to any security that includes, relates to or derived any significant part of its value from the Common Stock or otherwise sought to hedge its position in the Shares (each, a “Prohibited Transaction”). Prior to the earlier to occur of (i) the termination of this Agreement or (ii) the Closing, such Investor shall not, and shall cause its Trading Affiliates not to, engage, directly or indirectly, in a Prohibited Transaction. Such Investor acknowledges that the representations, warranties and covenants contained in this Section 5.13 are being made for the benefit of the Investors as well as the Company and that each of the other Investors shall have an independent right to assert any claims against such Investor arising out of any breach or violation of the provisions of this Section 5.13.

5.14 Rule 506(d) Representation. Such Investor represents that it is not a person of the type described in Section 506(d) of Regulation D under the 1933 Act that would disqualify the Company from engaging in a transaction pursuant to Section 506 of Regulation D under the 1933 Act.

5.15 Residency. Such Investor is a resident of that jurisdiction specified below its address on Schedule A hereto.

6. Conditions to Closing.

6.1 Conditions to the Investors’ Obligations. The obligation of each Investor to purchase the Shares at the Closing is subject to the fulfillment to satisfaction, on or prior to the Closing Date, of the following conditions, any of which may be waived by such Investor (as to itself only):

(a) The representations and warranties made by the Company in Section 4 hereof shall be true and correct in all material respects (except for those representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) as of the date hereof and as of the Closing Date, except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct in all material respects (except for those representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) as of such earlier date. The Company shall have performed in all material respects all obligations and covenants herein required to be performed by it on or prior to the Closing Date.

(b) The Company shall have obtained any and all consents, permits, approvals, registrations and waivers necessary for consummation of the purchase and sale of the Shares and the consummation of the other transactions contemplated by the Transaction Documents, all of which shall be in full force and effect.

(c) No judgment, writ, order, injunction, award or decree of or by any court, or judge, justice or magistrate, including any bankruptcy court or judge, in each case having authority over the Company or its Subsidiaries, or any order of or by any applicable governmental authority, shall have been issued, and no action or proceeding shall have been instituted by any governmental authority, enjoining or preventing the consummation of the transactions contemplated hereby or in the other Transaction Documents.

(d) The Company shall have delivered a Certificate, executed on behalf of the Company by its Chief Executive Officer or its Chief Financial Officer, dated as of the Closing Date, certifying to the fulfillment of the conditions specified in subsections (a) and (b), of this Section 6.1.

(e) The Company shall have executed and delivered the Transaction Documents to each Investor.

(f) No stop order or suspension of trading shall have been imposed or threatened in writing by the NASDAQ Capital Market, the SEC or any other governmental or regulatory body with respect to public trading in the Common Stock. The NASDAQ Capital Market shall have approved the listing of the Shares.

(g) The Reverse Split and the Effective Time of the Merger shall have occurred.

6.2 Conditions to Obligations of the Company. The Company’s obligation to sell and issue the Shares at the Closing to each Investor is subject to the fulfillment on or prior to the Closing Date of the following conditions, any of which may be waived by the Company:

(a) The representations and warranties made by such Investor in Section 5 hereof shall be true and correct in all material respects (except for those representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) as of the date hereof as of the Closing Date, except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct in all material respects (except for those representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) as of such earlier date. Each Investor shall have performed in all material respects all obligations and covenants herein required to be performed by it on or prior to the Closing Date.

(b) Each Investor shall have delivered its applicable portion of the Purchase Price to Cooley LLP for the benefit of the Company.

(c) Each Investor shall have executed and delivered the Transaction Documents to the Company.

(d) The Reverse Split and the Effective Time of the Merger shall have occurred.

6.3 Termination of Obligations to Effect Closing; Effects.

(a) The obligations of the Company, on the one hand, and the Investors, on the other hand, to effect the Closing shall terminate as follows:

(i) Upon the mutual written consent of the Company and the Investors;

(ii) By the Company if any of the conditions set forth in Section 6.2 shall have become incapable of fulfillment, and shall not have been waived by the Company;

(iii) By an Investor (with respect to itself only) if any of the conditions set forth in Section 6.1 shall have become incapable of fulfillment, and shall not have been waived by such Investor; or

(iv) By either the Company or any Investor (with respect to itself only) if the Closing has not occurred prior to 4:00 PM (New York time) on May 6, 2015;

provided, however, that, except in the case of clause (i) above, the party seeking to terminate its obligation to effect the Closing shall not then be in breach of any of its representations, warranties, covenants or agreements contained in this Agreement or the other Transaction Documents if such breach has resulted in the circumstances giving rise to such party’s seeking to terminate its obligation to effect the Closing.

(b) In the event of termination by the Company or any Investor of its obligations to effect the Closing pursuant to this Section 6.3, written notice thereof shall forthwith be given to the other Investors by the Company and the other Investors shall have the right to terminate their obligations to effect the Closing upon written notice to the Company and the other Investors. Nothing in this Section 6.3 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or the other Transaction Documents or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement or the other Transaction Documents.

7. Other Covenants and Agreements of the Parties.

7.1 Disclosure of Material Non-public Information. The Company shall not disclose material nonpublic information to the Investors, or to advisors to or representatives of the Investors, unless prior to disclosure of such information the Company identifies such information as being material nonpublic information and provides the Investors, such advisors and representatives with the opportunity to accept or refuse to accept such material nonpublic information for review and any Investor wishing to obtain such information enters into an appropriate confidentiality agreement with the Company with respect thereto. The provisions of Sections 7.1 through 7.2 shall terminate and be of no further force and effect on the date on which the Company’s obligations under the Registration Rights Agreement to register or maintain the effectiveness of any registration covering the Registrable Securities (as such term is defined in the Registration Rights Agreement) shall terminate.

7.2 Listing of Underlying Shares and Related Matters. The Company shall promptly secure and maintain the listing of all of the Registrable Securities (as defined in the Registration Rights Agreement) pursuant to the terms set forth in the Registration Rights Agreement.

7.3 Removal of Legends. In connection with any sale or disposition of the Shares by an Investor pursuant to Rule 144 or pursuant to any other exemption under the 1933 Act such that the purchaser acquires freely tradable shares and upon compliance by the Investor with the requirements of this Agreement, the Company shall or, in the case of Common Stock, shall, subject to the requirements of the following sentence, cause the transfer agent for the Common Stock (the “Transfer Agent”) to issue replacement certificates representing the Shares sold or disposed of without restrictive legends. Upon the earlier of (i) the effectiveness of the registration for resale pursuant to the Registration Rights Agreement or (ii) the Shares becoming freely tradable by a non-affiliate pursuant to Rule 144, the Company shall (A) deliver to the Transfer Agent irrevocable instructions that the Transfer Agent shall reissue a certificate representing shares of Common Stock without legends upon receipt by such Transfer Agent of the legended certificates for such shares, together with either (1) a customary representation by the Investor that Rule 144 applies to the shares of Common Stock represented thereby or (2) a statement by the Investor that such Investor has sold the shares of Common Stock represented thereby in accordance with the plan of distribution contained in the Registration Statement, and (B) cause its counsel to deliver to the Transfer Agent one or more blanket opinions to the effect that the removal of such legends in such circumstances may be effected under the 1933 Act. From and after the earlier of such dates (the “Legend Removal Date”), upon an Investor’s written request and compliance with the immediately preceding sentence, the Company shall promptly cause certificates evidencing the Investor’s Shares to be replaced with certificates which do not bear such restrictive legends.

7.4 Furnishing of Information. In order to enable the Investors to sell the Shares under Rule 144, until the date that the Shares cease to be Registrable Securities (as defined in the Registration Rights Agreement) (and for no less than twelve (12) months from the Closing), the Company shall use its commercially reasonable efforts to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act. During such period, if the Company is not required to file reports pursuant to the Exchange Act, it will prepare and furnish to the Investors and make publicly available in accordance with Rule 144(c) such information as is required for the Investors to sell the Shares under Rule 144.

7.5 Indemnification of Investors. Subject to the provisions of this Section 7.5, the Company will indemnify and hold each Investor and its directors, officers, shareholders, members, partners, employees and agents (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title), each Person who controls such Investor (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, shareholders, agents, members, partners or employees (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title) of such controlling persons (each, an “Investor Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation that any such Investor Party may suffer or incur as a result of or relating to (a) any breach of any of the representations, warranties, covenants or agreements made by the Company in this Agreement or in the other Transaction Documents or (b) any action instituted against an Investor in any capacity, or any of them or their respective Affiliates, by any stockholder of the Company who is not an Affiliate of such Investor, with respect to any of the transactions contemplated by the Transaction Documents (unless such action is based upon a breach of such Investor’s representations, warranties or covenants under the Transaction Documents or any agreements or understandings such Investor may have with any such stockholder or any violations by the Investor of state or federal securities laws or any conduct by such Investor which constitutes fraud, gross negligence, willful misconduct or malfeasance). To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of such indemnified liabilities that is permissible under applicable law. Promptly after receipt by any Person (the “Indemnified Person”) of notice of any demand, claim or circumstances which would or might give rise to a claim or the commencement of any action, proceeding or investigation in respect of which indemnity may be sought pursuant to this Section 7.5, such Indemnified Person shall promptly notify the Company in writing and the Company shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Person, and shall assume the payment of all reasonable fees and expenses relating to such action, proceeding or investigation; provided, however, that the failure of any Indemnified Person so to notify the Company shall not relieve the Company of its obligations hereunder except to the extent that the Company is actually and materially prejudiced by such failure to notify. In any such proceeding, any Indemnified Person shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless: (i) the Company and the Indemnified Person shall have mutually agreed to the retention of such counsel; (ii) the Company shall have failed promptly to assume the defense of such proceeding and to employ counsel reasonably satisfactory to such Indemnified Person in such proceeding; or (iii) in the reasonable judgment of counsel to such Indemnified Person, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The Company shall not be liable for any settlement of any proceeding effected without its prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned. Without the prior written consent of the Indemnified Person, which consent shall not be unreasonably withheld, delayed or conditioned, the Company shall not effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability arising out of such proceeding.

7.6 Equal Treatment of Investors. No consideration shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of any of the Transaction Documents unless the same consideration is also offered to all of the parties to the Transaction Documents. For clarification purposes, this provision constitutes a separate right granted to each Investor by the Company and negotiated separately by each Investor, and is intended for the Company to treat the Investors as a class and shall not in any way be construed as the Investors acting in concert or as a group with respect to the purchase, disposition or voting of Shares or otherwise.

7.7 Compliance with Laws. Notwithstanding any other provision of this Agreement, each Investor covenants that the Shares may be disposed of only pursuant to an effective registration statement under, and in compliance with the requirements of, the 1933 Act, or pursuant to an available exemption from, or in a transaction not subject to, the registration requirements of the 1933 Act, and in compliance with any applicable state and federal securities laws. In connection with any transfer of the Shares other than (i) pursuant to an effective registration statement, (ii) to the Company, (iii) pursuant to Rule 144 (provided that the Investor provides the Company with reasonable assurances (in the form of seller and, if applicable, broker representation letters) that the securities may be sold pursuant to such rule), or (iv) to its Affiliates, the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor and reasonably acceptable to the Company, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Shares under the 1933 Act. As a condition of transfer, any such transferee shall agree in writing to be bound by the terms of this Agreement and shall have the rights of an Investor under this Agreement with respect to such transferred Shares.

8. Survival. The representations, warranties, covenants and agreements contained in this Agreement shall survive the Closing of the transactions contemplated by this Agreement.

9. Miscellaneous.

9.1 Assignment. This Agreement may not be assigned by a party hereto without the prior written consent of the Company or the Investors, as applicable.

9.2 Successors. This letter agreement shall be binding solely on, and inure solely to the benefit of, each of the undersigned and their respective successors and permitted assigns, and nothing set forth in this letter agreement shall be construed to confer upon or give to any person other than each of the undersigned and their respective successors and permitted assigns any benefits, rights or remedies under or by reason of, or any rights to enforce or cause the Company to enforce, the equity commitment or any provisions of this letter agreement.

9.3 Counterparts; Faxes; Electronic Mail. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed via facsimile or electronic mail, which shall be deemed an original.

9.4 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

9.5 Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given as hereinafter described (i) if given by personal delivery, then such notice shall be deemed given upon such delivery, (ii) if given by facsimile or electronic mail, then such notice shall be deemed given upon receipt of confirmation of complete transmittal, (iii) if given by mail, then such notice shall be deemed given upon the earlier of (A) receipt of such notice by the recipient or (B) three days after such notice is deposited in first class mail, postage prepaid, and (iv) if given by an internationally recognized overnight air courier, then such notice shall be deemed given one Business Day after delivery to such carrier. All notices shall be addressed to the party to be notified at the address as follows, or at such other address as such party may designate by ten days’ advance written notice to the other party:

If to the Company:

Regado Biosciences, Inc.

Attention: Chief Executive Officer

106 Allen Road

Basking Ridge, NJ 07920

With a copy to:

Cooley, LLP

500 Boylston Street

14th Floor

Boston, MA 02116

Attention: Marc Recht

If to the Investors:

to the addresses set forth on the signature pages hereto.

9.6 Expenses. The parties hereto shall pay their own costs and expenses in connection herewith. In the event that legal proceedings are commenced by any party to this Agreement against another party to this Agreement in connection with this Agreement or the other Transaction Documents, the party or parties to such proceeding which do not prevail in such proceedings shall severally, but not jointly, pay their pro rata share of the reasonable attorneys’ fees and other reasonable out-of-pocket costs and expenses incurred by the prevailing party in such proceedings.

9.7 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Required Investors. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Shares purchased under this Agreement at the time outstanding, each future holder of all such Shares, and the Company.

9.8 Publicity. Except as set forth below, no public release or announcement concerning the transactions contemplated hereby shall be issued by the Company or the Investors without the prior consent of the Company (in the case of a release or announcement by the Investors) or the Required Investors (in the case of a release or announcement by the Company) (which consents shall not be unreasonably withheld), except (i) as such release or announcement may be required by law or the applicable rules or regulations of the SEC, any securities exchange or securities market, in which case the Company or the Investors, as the case may be, shall allow the Investors or the Company, as applicable, to the extent reasonably practicable in the circumstances, reasonable time to comment on such release or announcement in advance of such issuance or (ii) a public release or announcement in connection with discussions to investors not including the Required Investors, in which case such consent shall not be required. Notwithstanding the foregoing, no Investor may be named in a public release or announcement concerning the transactions contemplated hereby without such Investor’s prior written consent. On or before 8:00 a.m., New York City time, on the next Business Day following the date that this Agreement has been executed, the Company shall issue a press release reasonably acceptable to the Required Investors and file a Current Report on Form 8-K describing the terms of the transactions contemplated by the Transaction Documents in the form required by the 1934 Act and attaching the material Transaction Documents (including, without limitation, this Agreement (and all schedules and exhibits to this Agreement) and the Registration Rights Agreement, as exhibits to such filing (including all attachments), the “8-K Filing”). By 8:30 a.m. (New York City time) on the trading day immediately following the Closing Date, the Company shall issue a press release disclosing the consummation of the transactions contemplated by this Agreement. No later than the fourth trading day following the Closing Date, the Company will file a Current Report on Form 8-K attaching the press release described in the foregoing sentence. In addition, the Company will make such other filings and notices in the manner and time required by the SEC or the NASDAQ Capital Market and the Registration Rights Agreement.

9.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof but shall be interpreted as if it were written so as to be enforceable to the maximum extent permitted by applicable law, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereby waive any provision of law which renders any provision hereof prohibited or unenforceable in any respect.

9.10 Entire Agreement. This Agreement, including the Exhibits and the Disclosure Schedules, and the other Transaction Documents constitute the entire agreement among the parties hereof with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.

9.11 Further Assurances. The parties shall execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained.

9.12 Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware without regard to the choice of law principles thereof. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular mater, any state or federal court within the State of Delaware) for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

9.13 Independent Nature of Investors’ Obligations and Rights. The obligations of each Investor under any Transaction Document are several and not joint with the obligations of any other Investor, and no Investor shall be responsible in any way for the performance of the obligations of any other Investor under any Transaction Document. The decision of each Investor to purchase Shares pursuant to the Transaction Documents has been made by such Investor independently of any other Investor. Nothing contained herein or in any Transaction Document, and no action taken by any Investor pursuant thereto, shall be deemed to constitute the Investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. Each Investor acknowledges that no other Investor has acted as agent for such Investor in connection with making its investment hereunder and that no Investor will be acting as agent of such Investor in connection with monitoring its investment in the Shares or enforcing its rights under the Transaction Documents. Each Investor shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Investor to be joined as an additional party in any proceeding for such purpose. The Company acknowledges that each of the Investors has been provided with the same Transaction Documents for the purpose of closing a transaction with multiple Investors and not because it was required or requested to do so by any Investor.

[signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Agreement or caused their duly authorized officers to execute this Agreement as of the date first above written.

The Company:	REGADO BIOSCIENCES, INC.

	By:	/s/ Laurent Fischer, M.D.
Name: Laurent Fischer, M.D.
Title: Chief Executive Officer

Schedule A

List of Investors

Purchasers	Investment Amount	Shares
Novo A/S	$8,899,995.42	838,041
Domain Partners VII, L.P.	$2,949,991.74	277,777
Frazier Healthcare V, L.P.	$1,649,997.54	155,367
Canaan VII L.P.	$1,999,990.26	188,323
Stonepine Capital, LP	$1,999,990.26	188,323
Biotechnology Value Fund, LP	$2,234,989.62	210,451
Biotechnology Value Fund II, LP	$1,548,990.72	145,856
Investment 10, LLC	$457,998.12	43,126
MSI BVF SPV, LLC	$757,991.88	71,374
Abingworth Bioequities Master Fund Ltd.	$2,999,990.70	282,485
HFR HE Sphera Global Health	$59,397.66	5,593
Sphera Global Healthcare	$1,440,592.38	135,649

TOTAL	$26,999,916.30	2,542,365

*	Share numbers and investment amounts reflect the 9 for 1 reverse stock split.